Exhibit 10.1

TWELFTH AMENDMENT TO LOAN AGREEMENT

This Twelfth Amendment to Loan Agreement is made and entered into effective November 15, 2013, by and between U.S. Bank National Association, a national banking association, with an address of 141 North Main Avenue, Post Office Box 5308, Sioux Falls, South Dakota 57117-5308 (“Lender”) and Daktronics, Inc., a South Dakota corporation, with an address of 201 Daktronics Drive, Brookings, South Dakota 57006 (“Borrower”).

RECITALS:

A.Lender and Borrower entered into a Loan Agreement dated October 14, 1998, and Borrower executed and delivered to Lender a Revolving Note dated October 14, 1998, in the original principal sum of $15,000,000.00.

B.The Loan Agreement and Revolving Note were amended by an Amendment to Loan Agreement and a Modification of Promissory Note, each dated November 30, 1999, an Amendment to Loan Agreement and a Modification of Promissory Note, each dated December 8, 2000, a Third Amendment to Loan Agreement and Revolving Note dated June 20, 2002, a Fourth Amendment to Loan Agreement and Revolving Note dated December 2, 2003, a Fifth Amendment to Loan Agreement and Revolving Note dated October 1, 2005, a Sixth Amendment to Loan Agreement and a Renewal Revolving Note, each dated January 23, 2007, a Seventh Amendment to Loan Agreement and an Amendment to Renewal Revolving Note, each dated April 28, 2008, an Eighth Amendment to Loan Agreement and a Renewal Revolving Note, each dated November 12, 2009, a Ninth Amendment to Loan Agreement and a Renewal Revolving Note, each dated November 2, 2010, a Tenth Amendment to Loan Agreement and a Renewal Revolving Note, each dated November 15, 2011, and an Eleventh Amendment to Loan Agreement and a Renewal Revolving Note, each dated November 9, 2012.

C.Pursuant to the Eighth Amendment to Loan Agreement and the Renewal Revolving Note dated November 12, 2009, the loan amount was changed to $35,000,000.00 (the "Revolving Loan").

D.Lender and Borrower mutually wish to renew and amend the Revolving Note (pursuant to a Renewal Revolving Note dated even date herewith), and to amend the Loan Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Lender covenant and agree as follows:

1.The following definitions in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Revolving Loan Maturity Date”: November 15, 2016.

“Revolving Note”: The Renewal Revolving Note dated November 15, 2013, along with any amendments, renewals, or extensions thereof.

2.Section 2.1 of the Loan Agreement is amended and restated as follows:

Section 2.1    Revolving Loan. Upon the terms and subject to the conditions hereof, Lender agrees to make available a revolving loan (the "Revolving Loan") to Borrower in the principal amount of Thirty-five Million and No/100 Dollars ($35,000,000.00). Borrower may obtain advances, prepay and obtain new advances under the Revolving Loan.

Borrower may request and Lender, in its sole discretion, may issue as part of the Revolving Loan, letters of credit in a total amount not to exceed $15,000,000.00. All letters of credit will expire on or before November 15, 2016. The amount available to be borrowed under the Revolving Loan will be correspondingly reduced by the face amount of all letters of credit issued. Notwithstanding any agreement to the contrary, Lender will have no obligation to issue any letter of credit, or to amend, extend, renew or replace any letter of credit, unless it is in form and substance acceptable to Lender.

3.Schedule VI to the Loan Agreement is amended and restated as attached to this Twelfth Amendment.

4.Except as modified herein, all the terms and conditions of the Loan Agreement, including previous amendments thereto, will remain in full force and effect.

5.Borrower acknowledges the Loan Agreement and related Loan Documents are and will remain the legal and binding obligation of Borrower, free of any claim, defense, or offset.

BORROWER:

DAKTRONICS, INC.

By: /s/ Reece A. Kurtenbach
Reece A. Kurtenbach, Its Chief Executive Officer

By: /s/ Sheila M. Anderson
Sheila M. Anderson, Its Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Carl A. Johnson
Carl A. Johnson, Its Senior Vice President

STATE OF SOUTH DAKOTA )
: SS
COUNTY OF BROOKINGS )

On this the 15th day of November, 2013, before me personally appeared Reece A. Kurtenbach, known to me to be the Chief Executive Officer, and Sheila M. Anderson, known to me to be the Chief Financial Officer, of Daktronics, Inc., the corporation that is described in and that executed the within instrument and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By: /s/ Audrey Kress
Notary Public - South Dakota

My Commission Expires:	December 7, 2016
(seal)

STATE OF SOUTH DAKOTA )
     : SS
COUNTY OF MINNEHAHA )

On this the 15th day of November, 2013, before me personally appeared Carl A. Johnson, known to me to be a Vice President of U.S. Bank National Association, the corporation that is described in and that executed the within instrument and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By: /s/ Jean Thomas
Notary Public - South Dakota

My Commission Expires:	October 5, 2017
(seal)

SCHEDULE VI
ADDITIONAL COVENANTS

Until the Revolving Note and all of the other Obligations are paid and performed in full, unless the Lender shall otherwise consent in writing:

Minimum Adjusted Fixed Charge Coverage Ratio. The Borrower will not permit its Minimum Adjusted Fixed Charge Ratio, as of the last day of any fiscal year for the four consecutive fiscal quarters ending on that date to be less than 2 to 1.

For purposes hereof, the following definitions have the following meanings:

“EBITDA”: For any period of determination, the net income of the Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

“Adjusted Fixed Charge Coverage Ratio”: For any period of determination with respect to the Borrower, the ratio of

(a)EBITDA minus the sum of (i) any dividends or other distributions (with the exception of any U.S. Bank approved special cash dividend), (ii) a reserve for maintenance capital expenditures in the amount of $6,000,000.00, and (iii) tax expenses, to

(b)all required principal and interest payments with respect to Indebtedness (including but not limited to all payments with respect to capitalized lease obligations of the Borrower), in each case determined for said period in accordance with GAAP.

"Indebtedness": All interest-bearing obligations, including those represented by bonds, debentures, or other debt securities, except principal reductions on the Revolving Loan.

IBD/EBITDA Ratio. The Borrower will not permit the ratio of its IBD to EBITDA, as of the last day of any fiscal quarter to be greater than 1 to 1. For purposes hereof, the following definitions have the following meanings:

“IBD”: All interest bearing obligations, including those represented by bonds, debentures, or other debt securities, excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising

“EBITDA”: For any period of determination, the net income of the Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP. This computation will use the last four quarters.

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